[LOGO]                                                              NEWS RELEASE
--------------------------------------------------------------------------------
CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com


               OFFICE DEPOT ANNOUNCES SECOND QUARTER 2000 RESULTS
              Company Provides Guidance on Second Half of the Year
                   Fundamentals in Place for Long-Term Growth
             Company Increases Stock Buyback Program By $100 Million

(Delray Beach, FL) July 12, 2000 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced second quarter results for the period ended June 24, 2000.

The Company recorded net income of $57.9 million (or $0.18 per share) for the second quarter as compared to $74.1 million (or $0.19 per share) for the same period in 1999. Included in the second quarter results were merger and restructuring costs of $3.4 million ($2.1 million net of taxes, or $.01 per share) for 2000 and $12.7 million ($8.0 million net of taxes, or $.02 per share) for 1999.

On a year to date basis, the Company recorded net income of $167.0 million (or $0.50 per share) for the first six months of 2000 as compared to $174.7 million (or $0.44 per share) for the same period in 1999. Included in the results for the first six months of 2000 were $4.4 million ($2.8 million net of taxes, or $0.01 per share) of merger and restructuring charges and a gain on the sale of an investment of $19.0 million ($11.9 million net of taxes, or $0.03 per share), which had a net effect of increasing our diluted earnings per share by $0.03. Included in the results for the first six months of 1999 were merger and restructuring costs of $15.5 million ($9.7 million net of taxes, or $0.02 per share).

David I. Fuente, Chairman and CEO of Office Depot, noted: "As indicated in our May 26, 2000 press release regarding projected second quarter earnings as of that date, our second quarter performance was negatively impacted by several factors, including softer than expected comparable store sales in the months of May and June, weaker foreign currencies in countries where we transact business, and slower realization of planned cost improvements in our distribution and warehousing operations."

Total sales for the second quarter rose 12% to $2.6 billion from $2.3 billion in the second quarter of 1999. Sales for the first six months of 2000 increased 15% to $5.7 billion from $5.0 billion in the first half of 1999. Comparable worldwide sales in the 773 stores and 44 delivery centers that have been open for more than one year increased 9% for the second quarter and 10% for the first half of 2000.

Additional second quarter key information includes the following:

         o The Company added 19 new stores in the U.S., bringing the total number of domestic stores to 855, as compared to 757 at the same point in 1999.
         o Office Depot's domestic Internet business continued to grow significantly in the second quarter. Sales reached $183.5 million in the second quarter of 2000, an increase of 161% over the $70.2 million realized during the same period in 1999. These sales reflect all domestic online sales including those from its public Web sites -- www.officedepot.com and www.vikingop.com -- and Office Depot's contract business-to-business sites.
         o International Internet expansion continued during the second quarter with the launch of the Company's fourth Web site outside of the U.S. The newest site, www.vikingop.it, was launched in Italy on June 24, 2000.
         o During the second quarter, the Company entered into strategic marketing alliances with Microsoft Corp. (MSN) and America Online
             (AOL). Office Depot will now be a preferred provider of office supplies for each of these business portals.
         o The Company also announced several marketing alliances with companies focused on meeting the needs of small businesses via the Internet. These alliances include business arrangements with Cellmania.com, eFrenzy, Inc. and Agillion Inc. Their products and services will be available to Office Depot's customers through all of the Company's sales channels.
         o The Company continued to benefit from various aspects of its supply chain management initiatives during the period. Average inventory per domestic store at the end of the second quarter declined 9% on a year-over-year basis. The Company is on target to increase its inventory turns to six times during fiscal year 2000.

                                 Segment Results

Stores Division
Sales in the Stores Division rose 8% to $1.4 billion for the second quarter of 2000, as compared with $1.3 billion for the second quarter of 1999. Sales rose 12% to $3.2 billion during the first six months of 2000, as compared with $2.9 billion during the first six months of 1999. Comparable store sales in the 751 stores in the U.S. and Canada that have been open for more than one year declined by 1% in comparison to the second quarter of 1999 and increased 2% for the first half of 2000. Store operating profit was $103.0 million in the second quarter and $259.9 million for the first six months of 2000, as compared with $127.1 million in the second quarter and $275.3 million for the first six months of 1999.

During the second quarter, Office Depot continued to expand its store base, adding 19 new stores, net of closures, in 14 states. At the end of the quarter, Office Depot operated a total of 855 office product superstores throughout the United States and Canada. The Company currently plans to increase its store base by approximately 80 stores during 2000.

Business Services Group
Sales in the Business Services Group rose 19% to $869.7 million in the second quarter of 2000, as compared with $730.7 million for the comparable period of 1999. For the first six months of 2000, sales increased 19% to $1.8 billion, as compared to $1.5 billion in the first six months of 1999. Warehouse operating profit was $71.5 million in the second quarter and $130.7 million in the first six months of 2000, as compared with $63.6 million in the second quarter and $123.5 million in the first six months of 1999.

During the second quarter and first six months of 2000, the Company's Internet business, most of which is included in its Business Services Group results, continued to grow significantly. Sales from Office Depot's domestic Internet business increased 161% to $183.5 million in the second quarter of 2000, as compared with $70.2 million in the comparable 1999 period. Domestic Internet sales for the first six months of 2000 rose 195% to $355.1 million from $120.5 million in the comparable 1999 period.

International Division
Sales in the International Division increased 14% to $346.1 million in the second quarter of 2000, as compared with $303.9 million in the comparable period of 1999. In local currencies, sales rose 22% in the second quarter of 2000. International sales rose 16% to $731.9 million in the first six months of 2000, as compared with $631.4 million in the comparable 1999 period. In local currencies, sales rose 24% in the first six months of 2000. Store and warehouse operating profit in the International Division was $43.1 million for the second quarter and $93.0 million for the first six months of 2000, as compared with $34.5 million and $83.5 million for the respective comparable 1999 periods. Although international store and warehouse operating profit was negatively impacted by unfavorable exchange rates by approximately $4.5 million in the second quarter and $9.1 million in the first six months of 2000, expenses declined as a percentage of sales as a result of various cost control initiatives.

At the end of the second quarter of 2000, Office Depot operated in 17 countries outside of the United States and Canada. During the second quarter, the Company opened three new international stores under the Office Depot name, one each in France, Japan, and Mexico, and closed one store in Hungary. Through a combination of wholly-owned operations, joint ventures and international licensing agreements, there were 123 Office Depot stores operating at the end of the quarter in eight countries outside of the United States and Canada, with 44 stores in Mexico, 27 stores in France, 22 in Israel, 16 in Poland, seven in Japan, three in Hungary, and two each in Colombia and Thailand. In addition to its international stores, the Company has delivery and catalog operations in 14 countries outside of the United States and Canada.

                               Second Half Outlook
In reviewing the second quarter results, David I. Fuente, Chairman and CEO of Office Depot, stated: "After a careful review of our plans for the second half of the year, we have revised our financial projections for the full year. While we do not normally provide projections for future periods, we did commit in our press release of May 26 to update you on the outlook for the second half of 2000, and we want to do that for the benefit of the entire marketplace. Accordingly, as a result of our current sales and expense trends, we now anticipate earnings per share for the year 2000 to be in the range of $0.80 to $0.82. The reasons for these anticipated results are discussed below.

Sales of lower margin technology products in our stores are expected to continue to outpace sales of basic office supplies, and this will continue to negatively affect gross margins. Sales in our Business Services Group and International Division are anticipated to remain on plan. However, cost improvements in our distribution and warehousing operations will continue to be realized more slowly than originally expected, further increasing operating margin pressures. Other increases in expenses expected for the balance of 2000 result from the continued expansion of our data warehouse initiative, an increase in the number of technology projects, the expansion of our domestic and international Internet capabilities, the formation of new strategic marketing alliances, opportunities to invest in additional Internet-based companies, and an increase in steps to strengthen our international infrastructure.

One of the more significant factors impacting our second half outlook is our revised pricing strategy for paper, ink and toner cartridges. In an effort to better compete with non-traditional office supply retailers in these high demand categories, we have lowered our prices, changed item packaging and increased promotional activity of these key commodity items. These new pricing and promotional strategies are designed to gain market share and customer loyalty across all sales channels.

In terms of our longer-term prospects, we continue to believe that we have all the critical pieces in place to grow both our domestic and international businesses profitably for many years to come. Some of our challenges in the second quarter were timing issues, such as the delay in enjoying the benefits of our cost reduction initiatives in the warehousing and distribution area. We fully expect to realize these benefits, just not as early as we originally expected. Moreover, we are very encouraged at our continued dominance in the Internet segment of our industry, and we feel that our prospects for International growth are excellent. In short, we are highly optimistic about our future."

Office Depot does not intend to include projections of future results in its future press releases or communications with investors or analysts and further disclaims any obligation to update the information in this press release. The inclusion of this information in this press release is solely in furtherance of our commitment in our May 26, 2000 press release regarding this issue.

                      Strategic Market Agreements/Alliances
During the second quarter, Office Depot entered into numerous marketing alliances with companies including AOL, Microsoft, Cellmania, eFrenzy and Agillion.

Office Depot and America Online, Inc. (AOL) announced a strategic alliance under which the companies will develop a co-branded business portal offering online office solutions to small business customers. In addition, AOL will benefit from a major presence across all Office Depot sales channels, including Office Depot stores nationwide; and AOL will feature Office Depot's name-brand office supplies and other products in key areas across all of AOL brands.

Office Depot and Microsoft Network (MSN) signed a marketing agreement under which Office Depot will offer its products and services to small businesses through bCentral, (www.bcentral.com), Microsoft's Web-based small business portal. Office Depot will be the premier supplier of office products on bCentral. Microsoft also plans to make Office Depot products and services available through its other ventures, including MSNBC, eShop and WebTV.

During the period, Office Depot also announced the selection of Cellmania.com to power their online wireless center for OfficeDepot.com. Cellmania.com's proprietary XML interface allows for the customization of an end-to-end online wireless store, allowing OfficeDepot.com customers to access Cellmania.com's technology, features and content while leveraging Office Depot's fulfillment capabilities. This allows customers the option of picking up products at their local Office Depot store or having them shipped. Cellmania.com will provide OfficeDepot.com customers greater flexibility because they can customize wireless purchases based on their needs, location and budget.

Office Depot and eFrenzy, Inc. (www.efrenzy.com) signed an agreement that will provide Office Depot's small business customers access to eFrenzy's reliable, easy-to-use, online marketplace which matches buyers and sellers of virtually any type of service from housecleaning to tax preparation. eFrenzy provides consumers and small businesses with all the information they need in one place - including buying tips, seller profiles and other decision-support tools - to make confident decisions when selecting a service provider. At the same time, service providers are able to differentiate their businesses and generate awareness and incremental business from serious buyers. Office Depot customers will be able to log onto eFrenzy and connect with serious buyers or service providers, depending on their needs.

Finally, Office Depot and Agillion Inc. (www.agillion.com), a leading Web-based customer management solution for small business, announced an alliance and joint marketing agreement. Available through the www.officedepot.com Web site, Agillion will enable Office Depot customers to personalize communication with their own customers by helping them to organize information, people and processes. Additionally, Office Depot will become the preferred office products vendor through the Agillion service. From the dashboard of Agillion's groundbreaking customer management solution, Office Depot's vast selection of office supplies will be just one click away.

                            Stock Repurchase Program
During the second quarter, Office Depot completed its previously announced $700 million stock repurchase program by acquiring an additional 7.0 million Office Depot common shares. To date, under the repurchase programs authorized by the Company's Board, Office Depot has repurchased a total of 67.0 million shares of its common stock. The Company's Board made the initial authorization to repurchase $500 million of stock during the last half of 1999, and it authorized additional purchases of $200 million during the first quarter of 2000.

The Company announced today that its Board of Directors has approved another $100 million in stock repurchases, incremental to the previous $700 million repurchase authorization. The approved increase will, upon completion bring the Company's total investment in its own stock to $800 million.

Office Depot will hold a conference call for investors and analysts at 4:30 p.m. on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com/corpinfo/conferencecall.asp (Conference ID: ODP). Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

As of June 24, 2000, the Company operated 855 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 30 delivery centers, more than 60 local sales offices and seven regional call centers. Furthermore, the Company owned and operated 27 office supply stores in France and seven stores in Japan; had mail order and delivery operations in 14 countries outside of the United States and Canada; and under joint venture and licensing agreements, had 89 additional stores operating under the Office Depot name in six other foreign countries. The Company also operates an award-winning U.S. Office Depot brand Internet Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates Viking brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands and www.vikingop.it in Italy. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including projections and anticipated levels of performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission, including without limitation its most recent filing on Form 10-K, filed in March, 2000 and subsequent 10-Q filings. You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com as well as on a number of other commercial Web sites.

                       OFFICE DEPOT, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                          13 Weeks            13 Weeks             26 Weeks            26 Weeks
                                                            Ended               Ended               Ended                Ended
                                                           June 24,            June 26,            June 24,             June 26,
                                                            2000                1999                 2000                1999
                                                       ----------------    ----------------    -----------------    ----------------


Sales                                                     $ 2,630,848         $ 2,343,036          $ 5,694,101         $ 4,965,887
Cost of goods sold and occupancy costs                      1,881,337           1,664,801            4,109,348           3,558,804
                                                       ----------------    ----------------    -----------------    ----------------

  Gross profit                                                749,511             678,235            1,584,753           1,407,083

Store and warehouse operating
  and selling expenses                                        531,953             453,210            1,101,334             924,879
Pre-opening expenses                                            3,157               5,239                5,807              11,702
General and administrative expenses                           115,053              89,707              221,402             179,430
Merger and restructuring costs                                  3,352              12,718                4,381              15,479
                                                       ----------------    ----------------    -----------------    ----------------
                                                              653,515             560,874            1,332,924           1,131,490

  Operating profit                                             95,996             117,361              251,829             275,593

Other income (expense):
  Interest income                                               3,521               8,710                6,885              18,422
  Interest expense                                             (7,070)             (6,700)             (14,266)            (13,051)
  Miscellaneous income (expense), net                            (483)             (1,807)              20,589              (3,645)
                                                       ----------------    ----------------    -----------------    ----------------

  Earnings before income taxes                                 91,964             117,564              265,037             277,319

Income taxes                                                   34,027              43,448               98,064             102,627
                                                       ----------------    ----------------    -----------------    ----------------

   Net earnings                                             $  57,937           $  74,116           $  166,973          $  174,692
                                                       ================    ================    =================    ================

Earnings per common share:
   Basic                                                    $    0.18           $    0.20            $    0.52           $    0.47
   Diluted                                                       0.18                0.19                 0.50                0.44

Weighted average number of common shares outstanding:
   Basic                                                      313,695             374,285              318,650             373,545
   Diluted                                                    340,567             408,890              345,956             409,082



                       OFFICE DEPOT, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)



                                                                                      As of                  As of
                                                                                     June 24,            December 25,
                                                                                       2000                  1999
                                                                                 -----------------     ------------------
                                                                                   (Unaudited)
             ASSETS
             Current assets:
               Cash and cash equivalents                                              $  213,123             $  218,784
               Receivables, net                                                          773,089                849,478
               Merchandise inventories, net                                            1,294,401              1,436,879
               Deferred income taxes and other assets                                    121,786                125,911
                                                                                 -----------------     ------------------

                  Total current assets                                                 2,402,399              2,631,052

             Fixed assets:
               Property and equipment, at cost                                         1,823,263              1,723,013
               Less accumulated depreciation and amortization                            645,081                577,385
                                                                                 -----------------     ------------------

                  Net fixed assets                                                     1,178,182              1,145,628

             Goodwill and other assets, net                                              445,084                499,503
                                                                                 -----------------     ------------------
                                                                                     $ 4,025,665            $ 4,276,183
                                                                                 =================     ==================

             LIABILITIES
             Current liabilities:
               Accounts payable                                                      $ 1,079,646            $ 1,239,301
               Accrued expenses and other liabilities                                    382,056                414,690
               Income taxes payable                                                       71,391                 39,588
               Current maturities of long-term debt                                      256,685                250,466
                                                                                 -----------------     ------------------

                  Total current liabilities                                            1,789,778              1,944,045

              Deferred income taxes and other credits                                     70,198                103,319
              Long-term debt, net of current maturities                                  341,628                321,099

             COMMITMENTS AND CONTINGENCIES

             STOCKHOLDERS' EQUITY
              Common stock - authorized 800,000,000 shares                                 3,774                  3,762
                 of $.01 par value; issued 377,414,345 in
                 2000 and 376,212,439 in 1999
              Additional paid-in capital                                                 937,146                926,295
              Unamortized value of long-term
                 incentive stock grant                                                    (3,579)                (4,065)
              Accumulated other comprehensive income                                     (45,794)                15,730
              Retained earnings                                                        1,634,332              1,467,359
              Treasury stock, at cost - 67,082,119 shares in 2000
                and 46,770,272 shares in 1999                                           (701,818)              (501,361)
                                                                                 -----------------     ------------------
                                                                                       1,824,061              1,907,720
                                                                                 -----------------     ------------------
                                                                                     $ 4,025,665            $ 4,276,183
                                                                                 =================     ==================


                       OFFICE DEPOT, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                                                      26 Weeks               26 Weeks
                                                                                        Ended                  Ended
                                                                                      June 24,               June 26,
                                                                                        2000                   1999
                                                                                  -----------------      -----------------
              Cash flows from operating activities:
                Net Income                                                             $  166,973             $  174,692
                Adjustments to reconcile net earnings to net cash provided by operating activities:
                     Depreciation and amortization                                         96,179                 78,460
                     Provision for losses on inventories and receivables                   47,630                 44,102
                     Changes in assets and liabilities                                     18,585               (133,525)
                     Other operating activities, net                                      (10,201)                18,680
                                                                                  -----------------      -----------------

                   Net cash provided by operating activities                              319,166                182,409
                                                                                  -----------------      -----------------

              Cash flows from investing activities:
                Purchases of investment securities                                        (21,612)              (102,452)
                Capital expenditures, net of proceeds from sales                         (126,370)              (186,728)
                Other investing activities, net                                            18,960                (16,584)
                                                                                  -----------------      -----------------

                   Net cash used in investing activities                                 (129,022)              (305,764)
                                                                                  -----------------      -----------------

              Cash flows from financing activities:
                Proceeds from exercise of stock options and sale of stock
                  under employee stock purchase plans                                       7,431                 45,752
                Acquisition of treasury stock                                            (200,457)                     -
                Other financing activities, net                                             5,100                 (2,652)
                                                                                  -----------------      -----------------

                   Net cash (used in) provided by financing activities                   (187,926)                43,100
                                                                                  -----------------      -----------------

               Effect of exchange rate changes on cash and
                  cash equivalents                                                         (7,879)                (2,134)
                                                                                  -----------------      -----------------

                   Net decrease in cash and cash equivalents                               (5,661)               (82,389)
                     Cash and cash equivalents at beginning of period                     218,784                704,541
                                                                                  -----------------      -----------------

                     Cash and cash equivalents at end of period                        $  213,123             $  622,152
                                                                                  =================      =================



                       OFFICE DEPOT, INC. AND SUBSIDIARIES
                    STATEMENTS OF OPERATING PROFIT BY SEGMENT
                                 (In thousands)
                                   (Unaudited)


                                                 Stores            BSG         International         Other            TOTAL
2nd Quarter 2000
  Sales                                        $1,416,003        $  869,730       $  346,121        $   (1,006)     $ 2,630,848
  Cost of goods sold and occupancy costs        1,085,043           587,938          208,958              (602)       1,881,337
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Gross profit                                    330,960           281,792          137,163              (404)         749,511

  Store and warehouse operating
      and selling expenses                        227,955           210,287           94,059              (348)         531,953
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Store and warehouse operating profit         $  103,005         $  71,505        $  43,104          $    (56)      $  217,558
                                             ==============  ================ ================ ================= ================

First Half 2000
  Sales                                        $3,211,650       $ 1,752,477       $  731,932        $   (1,958)     $ 5,694,101
  Cost of goods sold and occupancy costs        2,472,018         1,196,161          442,394            (1,225)       4,109,348
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Gross profit                                    739,632           556,316          289,538              (733)       1,584,753

  Store and warehouse operating
      and selling expenses                        479,779           425,656          196,549              (650)       1,101,334
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Store and warehouse operating profit          $ 259,853        $  130,660        $  92,989          $    (83)      $  483,419
                                             ==============  ================ ================ ================= ================

2nd Quarter 19991
  Sales                                        $1,309,422        $  730,729       $  303,879         $    (994)     $ 2,343,036
  Cost of goods sold and occupancy costs          987,966           495,024          182,414              (603)       1,664,801
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Gross profit                                    321,456           235,705          121,465              (391)         678,235

  Store and warehouse operating
      and selling expenses                        194,394           172,146           86,990              (320)         453,210
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Store and warehouse operating profit          $ 127,062         $  63,559        $  34,475          $    (71)      $  225,025
                                             ==============  ================ ================ ================= ================

First Half 19991
  Sales                                        $2,858,148       $ 1,478,479       $  631,437        $   (2,177)     $ 4,965,887
  Cost of goods sold and occupancy costs        2,180,453         1,006,874          372,790            (1,313)       3,558,804
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Gross profit                                    677,695           471,605          258,647              (864)       1,407,083

  Store and warehouse operating
      and selling expenses                        402,418           348,073          175,158              (770)         924,879
                                             --------------  ---------------- ---------------- ----------------- ----------------

  Store and warehouse operating profit          $ 275,277        $  123,532        $  83,489          $    (94)      $  482,204
                                             ==============  ================ ================ ================= ================

1 In the first quarter of 2000, management redefined its operating and reporting segments.  Accordingly, all segment results have been restated from previously disclosed results.
